Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

NexPoint Real Estate Finance, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (1)	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other	2,308,000	$15.49	$35,750,920	.00014760	$5,277
Total Offering Amounts					$35,750,920		$5,277
Net Fee Due							$5,277

(1) Fee calculated in accordance with Rules 457(c) and (h) of the Securities Act of 1933 (the “Securities Act”).

(2) This Registration Statement on Form S-8 (this “Registration Statement”) covers 2,308,000 shares of common stock, par value $0.01 per share (the “Common Stock”) of NexPoint Real Estate Finance, Inc. (the “Company”) that are reserved for issuance pursuant to the Company’s Amended and Restated 2020 Long Term Incentive Plan. Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional Common Stock of the Company that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(3) Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Company’s Common Stock as reported on the New York Stock Exchange on January 25, 2024.